UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014

EVERTEC, Inc.

(Exact name of registrant as specified in its charter)

Puerto Rico	001-35872	66-0783622
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cupey Center Building, Road 176 Kilometer 1.3, San Juan, Puerto Rico		00926
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 759-9999

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)

On November 13, 2014, Morgan M. Schuessler, Jr., age 44, was appointed President and Chief Executive Officer of EVERTEC, Inc. (the “Company”) and its wholly owned subsidiary, EVERTEC Group, LLC (“EVERTEC”), effective January 1, 2015. On November 20, 2014, Peter Harrington resigned from the position of President and Chief Executive Officer of the Company and EVERTEC and from the Board of Directors of the Company (the “Board”), effective December 31, 2014. On November 21, 2014, the Company issued a press release announcing the leadership change. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr. Schuessler has over 20 years of payment industry leadership experience. Mr. Schuessler has served as President of International for Global Payments Inc., one of the world’s leading payment processing providers, overseeing the company’s businesses outside of the Americas since 2012. The businesses under his leadership span 23 countries throughout Europe and Asia, and encompass more than 40% of the company’s employees.

From 2008-2012, Mr. Schuessler served as Global Payment’s Executive Vice President and Chief Administrative Officer with responsibility for the company’s global operations, human resources, corporate marketing and communications, real estate services and the money transfer business. In this position, he led the implementation of the worldwide credit and risk function, and the creation of the company’s first global operations center in Manila, Philippines.

Prior to joining Global Payments, Mr. Schuessler served in several leadership positions with American Express, Inc. including Vice President, Global Purchasing Solutions with responsibility for managing the company’s purchasing card business globally. Additionally, he served in various sales, marketing, strategy and product management positions.

Mr. Schuessler is a member of Visa’s Senior Client Council and the UnionPay International Member Council, the international division of China UnionPay (CUP). He holds a bachelor’s degree from New York University and an MBA from Emory University’s Goizueta Business School where he currently serves on the Executive Committee of the Dean’s Advisory Board.

EVERTEC entered into an employment agreement with Mr. Schuessler (the “Employment Agreement”) on November 13, 2014 and it will become effective as of January 1, 2015.

The Employment Agreement provides that Mr. Schuessler will receive an annual base salary of $650,000, which amount is subject to annual review by the Board or a committee thereof. Mr. Schuessler is eligible for annual cash incentive awards of up to 100% of his base salary under the EVERTEC Annual Performance Incentive Guidelines. Mr. Schuessler will also receive a Christmas bonus each year in an amount equal to 3% of his base salary. Mr. Schuessler will receive a hiring bonus of $100,000 payable on or before January 15, 2015.

On January 1, 2015, Mr. Schuessler will receive a grant of restricted stock units valued at $3,000,000 as of December 31, 2014 (the “Initial RSU Grant”), which will be subject to a three-year vesting schedule, with one-third of the restricted stock units vesting after each year of service provided that Mr. Schuessler is performing services for EVERTEC on each vesting date. The award will vest in full upon an earlier termination of Mr. Schuessler’s employment by the Company without “cause,” by Mr. Schuessler for “good reason,” or due to Mr. Schuessler’s death or “disability” (each as defined in the Employment Agreement) provided that Mr. Schuessler is performing services for EVERTEC at such time.

On or about January 15, 2015, Mr. Schuessler will receive an additional grant of restricted stock units valued at $1,950,000 as of the day before the grant date. Twenty-five percent (25%) of the restricted stock units subject to this grant will be subject to a time-based vesting schedule over three years, with one-third of such 25% vesting after each year of service provided that Mr. Schuessler is performing services for EVERTEC on each vesting date. Seventy-five percent (75%) of the restricted stock units subject to this grant will be subject to a performance-based vesting schedule over three years provided that Mr. Schuessler is performing services for EVERTEC throughout the performance period, and the number of restricted stock units that vest will be between 0% and 150% of the target amount. The performance metrics will be established by the Compensation Committee of the Board and the Board after appropriate consultation with Mr. Schuessler and the definitive award terms will be set forth in an award agreement.

Under the Employment Agreement, Mr. Schuessler is entitled to participate in the employee benefit plans, policies, practices and arrangements generally made available to other executives of EVERTEC as well as certain specified levels of life insurance, short-term disability insurance and long-term disability insurance benefits, car and car insurance benefits in accordance with EVERTEC’s policies, reimbursement of up to $7,000 in country club membership fees annually, and four weeks of paid vacation annually. Mr. Schuessler is entitled to reimbursement for expenses incurred as a result of the relocation of his principal residence to Puerto Rico from Hong Kong and Atlanta and for up to $25,000 in legal fees he incurs in connection with negotiating the Employment Agreement and ancillary agreements.

The Employment Agreement has an initial term commencing January 1, 2015 and ending December 31, 2018. The term automatically renews for successive one-year periods on each January 1 thereafter unless either party gives notice of non-renewal at least 180 calendar days in advance of the renewal date. If EVERTEC does not renew the term, Mr. Schuessler shall, subject to his execution of a general release of claims in favor of the Company, be entitled to a lump sum payment equal to the greater of one times his base salary and the amounts otherwise due to him under applicable law. If the term is terminated by EVERTEC without “cause” or by Mr. Schuessler for “good reason” (each as defined in the Employment Agreement), he shall, subject to his execution of a general release of claims, be entitled to (A) a lump sum payment equal to twice the sum of his base salary and target annual bonus, (B) the value of any vested and unvested time-based restricted stock units and stock options in accordance with the applicable award agreements, and (C) if such termination occurs with two years of a “change in control” (as defined in the EVERTEC, Inc. 2013 Equity Incentive Plan), the value of any earned and unearned performance-based restricted stock units and stock options taking into account the date of the termination of Mr. Schuessler’s employment and assuming performance at the target level. The Employment Agreement contains a provision which reduces the payments and benefits otherwise payable to Mr. Schuessler in connection with a change in control (under the Employment Agreement or otherwise) if doing so results in a greater after-tax payment to Mr. Schuessler after factoring in the excise taxes imposed on golden parachute payments under Section 280G of the Internal Revenue Code.

In connection with his appointment, Mr. Schuessler will enter into an indemnification agreement with the Company, the terms of which are identical in all material respects to the form of indemnification agreement that the Company has previously entered into with each of its officers. The Company’s standard form of officer indemnification agreement was described in, and previously filed as Exhibit 10.62 to, the Company’s Registration Statement on Form S-1 (File No. 333-186487), as amended, on April 11, 2013. In addition to the indemnification rights provided under such agreement, EVERTEC has agreed to indemnify Ms. Schuessler for losses arising as a result of Mr. Schuessler entering into the Employment Agreement, including losses arising should his current employer breach certain obligations to him under his employment agreement and certain other agreements with his current employer. In addition, in the event that Mr. Schuessler is enjoined from commencing employment or continuing employment with EVERTEC as a result of any such agreements with his current employer, EVERTEC will continue to pay Mr. Schuessler’s base salary under the Employment Agreement until the earlier of his resumption of employment with the Company and December 31, 2015 and, if his employment with EVERTEC is terminated as a result of any agreements with his current employer, the Initial RSU Grant shall, subject to Mr. Schuessler’s execution of a general release of claims, fully vest and be paid in accordance with the original schedule. Mr. Schuessler’s agreement with his current employer contains certain restrictions on Mr. Schuessler for a two-year period after termination of his employment, including a restriction from competing with the employer within the United States. The Company does not believe that this restriction prohibits Mr. Schuessler from joining the Company, which is based in Puerto Rico, or performing services under the Employment Agreement. The Company intends to file today an action in the San Juan Superior Court seeking a declaratory judgment to that effect.

The Employment Agreement contains certain non-competition and non-solicitation covenants for the benefit of EVERTEC during Mr. Schuessler’s employment and for one year following the termination of his employment, certain covenants relating to the protection of EVERTEC’s confidential information and intellectual property, and a mutual non-disparagement covenant.

(d)

Mr. Schuessler will initially become a member of the Board on January 1, 2015.

(e)

Mr. Harrington is entitled to receive the termination payments for a termination without cause as provided in his employment agreement. In addition, the Board has approved the following supplemental termination benefits pursuant to a separation agreement dated November 20, 2014 (the “Separation Agreement”): (i) a Christmas bonus of $26,650 to be paid in a lump sum when Christmas bonuses are paid to other employees in Puerto Rico; (ii) payout of accrued but unused vacation in a lump sum upon his termination of employment; (iii) accelerated vesting to November 20, 2014 of his option to purchase 93,334 shares of the Company’s common stock; (iv) a dividend adjustment payment in respect of such stock option in an amount equal to $63,933.79, to be paid in a lump sum following his termination of employment; (v) the annual bonus that he otherwise would have earned for the fiscal year ending December 31, 2014 subject to the attainment of the applicable corporate and personal goals previously established for him, payable in a lump sum on or before December 29, 2014; (vi) Company-paid COBRA premiums through December 31, 2015; (vii) reimbursement of up to $6,000 in attorneys’ fees incurred by him in connection with negotiating his separation agreement; and (viii) assumption by the Company of his apartment lease, which costs $3,300 per month, effective January 1, 2015 and through the remainder of the term ending on March 31, 2015.

In addition, the Company has agreed to allow Mr. Harrington to put to the Company any or all his 324,322 shares of common stock pursuant to the Company’s previously disclosed stock repurchase program and to put to the Company all or any portion of his option to purchase 93,332 shares of common stock. In the event Mr. Harrington elects to exercise the put right, the purchase price per share will equal the average closing price of the Company’s common stock during the 30-day period commencing on October 21, 2014 and ending on November 19, 2014 (less, in the case of the stock option, the $4.83 per share exercise price). The purchase price will be paid in a lump sum following Mr. Harrington’s termination of employment. Mr. Harrington is required to exercise the put right no later than December 20, 2014.

Pursuant to the Separation Agreement, Mr. Harrington released all claims against the Company, its subsidiaries (including EVERTEC) and each of their respective stockholders, attorneys, insurers, divisions, affiliates and employee benefit plans and agreed not to sue the released parties. Mr. Harrington also reaffirmed that he is bound by the restrictive covenants set forth in his employment agreement. The receipt by Mr. Harrington of the supplemental termination benefits described above is contingent upon Mr. Harrington not revoking the release within the seven-day revocation period following its execution.

The foregoing description is qualified in its entirety by reference to the complete text of the employment agreement with Mr. Harrington, which has been filed as Exhibit 10.65 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2014 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
10.62**	Form of Indemnification Agreement among EVERTEC, Inc. and its officers and directors

10.65**	Amended and Restated Employment Agreement, dated July 1, 2014, by and between EVERTEC Group, LLC and Peter Harrington

99.1*	Press Release re: leadership change issued by EVERTEC, Inc. dated November 21, 2014

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERTEC, Inc. (Registrant)

Date: November 21, 2014	/s/ Arturo Díaz-Abramo
Arturo Díaz-Abramo
Senior Vice President-Legal & Compliance

EXHIBIT INDEX

Exhibit No.	Description
10.62**	Form of Indemnification Agreement among EVERTEC, Inc. and its officers and directors

10.65**	Amended and Restated Employment Agreement, dated July 1, 2014, by and between EVERTEC Group, LLC and Peter Harrington

99.1*	Press Release re: leadership change issued by EVERTEC, Inc. dated November 21, 2014

*	Filed herewith.
**	Previously filed.